Exhibit 99.2

[LETTERHEAD OF J.P. MORGAN SECURITIES LLC]

Special Committee of the Board of Directors

CNH Global N.V.

World Trade Center Amsterdam Airport Schiphol Boulevard 217

LUCHTHAVEN SCHIPHOL, 1118 BH

Netherlands

Members of the Special Committee:

We hereby consent to (i) the use of our opinion letter, dated November 25, 2012, to the Special Committee (the “Special Committee”) of the Board of Directors of CNH Global, N.V., included as Appendix B to the prospectus which forms a part of the Registration Statement on Form F-4 of FI CBM Holdings N.V. and (ii) the references to such opinion, to our opinion letter, dated October 12, 2012, to the Special Committee and to the joint presentations of the co-financial advisors to the Special Committee in such prospectus and to the references to our name contained therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

J.P. MORGAN SECURITIES LLC

By	/s/ Henry Gosebruch
Name:	Henry Gosebruch
Title:	Managing Director

May 13, 2013